EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
FormFactor, Inc.:

We consent to the incorporation by reference in the registration statement on Form S3 (No. 333-198760) and Form S-8 (Nos. 333-239388, 333-232990, 333-226432, 333-222551, 333-212587, 333-195744, 333-188363, 333-181450, 333-179589, 333-172318, 333-165058, 333-157610, 333-149411, 333-148198, 333-139074, 333-125918, 333-115137, and 333-106043) of FormFactor, Inc. of our report dated February 22, 2021, with respect to the consolidated balance sheets of FormFactor, Inc. as of December 26, 2020 and December 28, 2019, the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 26, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of December 26, 2020, which report appears in the December 26, 2020 annual report on Form 10-K of FormFactor, Inc.

Our report refers to a change in the method of accounting for leases in 2019 due to the adoption of new accounting standards.

Our report dated February 22, 2021 on the effectiveness of internal control over financial reporting as of December 26, 2020 contains an explanatory paragraph that states the Company acquired the probe card assets of Advantest Corporation (Baldwin Park) and 100% of the shares of High Precision Devices, Inc. (HPD) during 2020, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 26, 2020, Baldwin Park’s and HPD’s internal control over financial reporting associated with total assets representing approximately 4% and 3% of consolidated assets as of December 26, 2020, respectively, and total revenues each representing less than 1% of consolidated revenues as of and for the year ended December 26, 2020. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Baldwin Park and HPD.

/s/ KPMG LLP
Portland, Oregon
February 22, 2021